Exhibit 99.1

Bulldog Technologies Exhibiting at NRF - National Retail Federation

Loss Prevention Conference

Richmond, British Columbia, Canada – June 24, 2005 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain, announced today that it will participate as an exhibitor at the 2005 National Retail Federation Loss Prevention Conference in San Diego, California on June 27-29, 2005.

The National Retail Federation brings together approximately 2,200 retailers and loss prevention officers in a three-day event focused on retail loss prevention, asset protection and risk management. Bulldog will demonstrate the YardBOSSTM, RoadBOSSTM and MiniBOSSTM products at the show in Booth 141. Bulldog’s products represent ideal solutions for participants at the NRF Loss Prevention Conference who are looking to enhance security in the retail supply chain. The conference is expected to attract more than 2,000 attendees and hosts 184 exhibitors.

“The NRF Loss Prevention Conference provides Bulldog the opportunity of increasing visibility and interfacing with new, potential customers,” said Richard Booth, VP of Sales and Marketing for Bulldog Technologies. “The NRF membership roster encompasses our target market in the retail segment. We are focused on providing value added security solutions to reduce retail supply chain theft through the use of our unique, proprietary BOSS™ products.”

For more information on the National Retail Federation Loss Prevention Conference and Exhibition please visit www.nrf.com.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless security solutions and sensor networks, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices and solutions for use in the supply chain focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable assets/cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Investor Relations	Press Contact
Todd Fromer/Michael Cimini	Jan Roscovich
KCSA Worldwide	Bulldog Technologies Inc.
(212) 896-1215 / (212) 896-1233	(604) 271-8656
tfromer@kcsa.com / mcimini@kcsa.com	jroscovich@bulldog-tech.com
800 Second Avenue, 5th Floor

New York, NY 10017

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward- looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DVS undertakes no obligation to update such statements.